UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report: January 17, 2019
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	001-34245	23-1242500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

130 EAST MARKET STREET, YORK, PENNSYLVANIA	17401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (717) 845-3601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

THE YORK WATER COMPANY

Item 7.01	Regulation FD Disclosure.

THE YORK WATER COMPANY ANNOUNCES SETTLEMENT OF RATE CASE.
DUE TO TAX RELIEF ACT, INITIAL AVERAGE RESIDENTIAL WATER BILLS WILL DECREASE.

York, Pennsylvania, January 18, 2019:  Jeffrey R. Hines, President and CEO of The York Water Company (Nasdaq:  YORW) announced today that the Pennsylvania Public Utility Commission (PPUC) approved a settlement at its January 17, 2019 meeting, allowing an increase in base rates for water and wastewater customers of The York Water Company.  The settled rates provide for cost recovery for York Water, while maintaining affordability to customers.

Hines stated, "We believe this is a fair and reasonable settlement that allows us to recover an approximately $77 million investment in system improvements and infrastructure replacements, and allows us to continue to meet the current and future needs of our customers."

As examples of included investments, Hines cited "investments to reinforce, replace and reline about 4% of the Company's water mains in order to reduce costs associated with main breaks and leaks and to provide improved customer service and reliability."  Hines further highlighted "investments to replace service lines, meters, and hydrants; construct an untreated water pumping station on Lake Redman to increase security, reduce costs, and provide redundancy in case of emergencies; increase water quality and operational efficiency through upgrades to facilities and equipment; expansion and improvements of the water and wastewater treatment plants and other facilities to better meet current and upcoming regulations; and for replacements and upgrades of other infrastructure, including York Water's water supply dams."

The settlement approved by the PPUC affects approximately 68,000 water customers throughout York and Adams Counties, PA and 2,300 wastewater customers in the Asbury Pointe Subdivision, East Prospect Borough and portions of Lower Windsor Township, and West York Borough in York County, PA.

It is estimated that the settlement will increase the average residential water bill for customers using 4,001 gallons from $42.81 per month to $43.93 per month, or just over $1 per month.  Hines commented that "even with the increase, the cost of water service for our average customer is about one penny per gallon."  The wastewater bill for customers in the Asbury Pointe Subdivision will increase from $50 per month to $62.50 per month, the average wastewater bill for East Prospect Borough and Lower Windsor Area residential customers using 4,874 gallons will increase from $51.75 per month to $64.69 per month, and the wastewater bill for customers in West York Borough will increase from $26.17 per month to $32.71 per month per dwelling unit.  The new rates include the benefit of reduced federal income taxes from the 2017 Tax Act.  In addition, the benefit of the lower taxes the Company received in 2018 and the first two months of 2019 will be given back to its customers over one year in the form of a monthly credit of 4.29%.  Hines stated, "Due to the tax relief act, although our average residential water customer will see about a $1 per month increase over the long term, for the first year they'll actually see about an 80 cent per month decrease in their water bill."

The settlement allows for a total increase of approximately $3.65 million in annual revenue.  The Company filed the rate request with the PPUC on May 30, 2018.  The new rates are effective on March 1, 2019.

THE YORK WATER COMPANY

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE YORK WATER COMPANY

/s/ Matthew E. Poff
Date: January 18, 2019	Matthew E. Poff
Chief Financial Officer